Exhibit 10.1

CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

Execution Version
INVESTMENT AGREEMENT
dated as of
October 1, 2013
by and between
HEALTHWAYS, INC.
and
CAREFIRST HOLDINGS, LLC

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

TABLE OF CONTENTS
Page
1	DEFINITIONS; CONSTRUCTION	1
1.1	Definitions.	1
1.2	Additional Definitions.	5
1.3	Construction.	6
2	PURCHASE AND SALE OF CONVERTIBLE NOTE	6
2.1	Purchase and Sale.	6
2.2	Closing.	6
2.3	Closing Deliveries.	6
2.4	Calculation of Conversion Price.	6
2.5	Acceptability of Proceedings at Note Closing.	7
3	REVENUE REPORTING; ISSUANCE OF WARRANTS	7
3.1	Quarterly Revenue Reports to Purchaser.	7
3.2	Issuance of Warrants.	7
3.3	Calculation of Warrant Shares.	7
3.4	Calculation of Warrant Exercise Price.	8
3.5	Cash Election.	8
3.6	Cash Payment in Lieu of Warrants Following Change of Control.	8
3.7	Warrant Closings; Deliveries.	8
4	REPRESENTATIONS AND WARRANTIES OF COMPANY	8
4.1	Organization and Power.	8
4.2	Authorization.	9
4.3	Reservation; Valid Issuance.	9
4.4	No Conflicts; Consents and Approvals; No Violation.	9
4.5	Brokers Fees.	10
4.6	Capitalization.	10
4.7	Offering; Investment Company Act.	10
4.8	SEC Documents; Financial Statements; Internal Controls and Procedures	10
4.9	Absence of Undisclosed Liabilities.	11
4.10	Absence of Certain Changes.	12
4.11	Litigation.	12
5	REPRESENTATIONS AND WARRANTIES OF PURCHASER	12
5.1	Organization.	12
5.2	Authorization.	12
5.3	No Conflicts; Consents and Approvals; No Violation.	13
5.4	Brokers or Finders.	13
5.5	Securities Law Matters.	13
5.6	Availability of Funds.	14
6	COVENANTS	14
6.1	Public Announcements.	14
6.2	Consents, Approvals and Filings.	14
6.3	Further Assurances.	14
6.4	Listing.	14
6.5	Reservation of Common Stock.	14
6.6	Integration.	14
6.7	Rule 144A Information.	15
6.8	CUSIP.	15

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".
Page
6.9	Confidential Information.	15
6.10	Notification of Certain Matters.	15
6.11	Standstill.	16
7	COMPANY BOARD OF DIRECTORS	16
7.1	Board Candidate.	16
7.2	Eligible Individuals.	17
7.3	Vacancies.	18
8	RESTRICTIONS ON TRANSFER	18
8.1	Restrictions on Transfer.	18
8.2	Compliance with Laws.	18
9	CONDITIONS TO NOTE CLOSING	18
9.1	Conditions to Obligations of Purchaser and Company at the Note Closing.	18
9.2	Additional Conditions to Obligations of Purchaser at the Note Closing.	19
9.3	Additional Conditions to Obligations of Company at the Note Closing.	19
10	TERMINATION	20
10.1	Term.	20
10.2	Termination.	20
10.3	Effect of Termination.	20
10.4	Extensions; Waiver.	20
11	SURVIVAL; INDEMNIFICATION	21
11.1	Survival of Representations and Warranties.	21
11.2	Indemnification.	21
11.3	Method of Asserting Indemnification for Third Party Claims.	21
11.4	Method of Asserting Indemnification for Other Claims.	22
11.5	Limitations on Indemnification.	22
12	MISCELLANEOUS	22
12.1	Fees and Expenses.	22
12.2	Independent Contractors.	22
12.3	Specific Enforcement.	22
12.4	Successors and Assigns.	22
12.5	Entire Agreement.	22
12.6	Notices.	23
12.7	Time Periods; Business Days.	23
12.8	Amendments.	23
12.9	Waiver.	23
12.10	Descriptive Headings; No Strict Construction.	24
12.11	Governing Law.	24
12.12	Exclusive Jurisdiction; Venue.	24
12.13	Waiver of Jury Trial.	25
12.14	Severability.	25
12.15	Counterparts.	25

EXHIBITS

2.1            Form of Convertible Note
3.1            Form of Quarterly Revenue Report
3.2            Form of Warrant
4           Form of Registration Rights Agreement

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

SCHEDULES

3.3            Calculation of Warrant Shares

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (this "Agreement"), dated as of October 1, 2013 (the "Effective Date"), is entered into by and between Healthways, Inc., a Delaware corporation ("Company"), and CareFirst Holdings, LLC, a Maryland limited liability company ("Purchaser").
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Company wishes to sell to Purchaser and Purchaser wishes to purchase from Company a convertible senior subordinated promissory note of Company in the aggregate original principal amount of $20,000,000;
WHEREAS, Company, on the one hand, and Purchaser and/or Affiliates of Purchaser, on the other hand, are party to certain commercial agreements relating to, among other things, disease management and care coordination services (the "Commercial Agreements") and Company, upon the terms and conditions set forth herein, wishes to provide Purchaser an opportunity to earn warrants to purchase shares of the Common Stock, par value $.001 per share, of Company (the "Common Stock") based on Company's achievement of certain thresholds for Company revenue derived from the Commercial Agreements and from other commercial opportunities to which Company is introduced by Purchaser or its Affiliates; and
WHEREAS, Purchaser and Company wish to provide for the purchase and sale of the Convertible Note and the issuance of the Warrants and to establish certain rights and obligations in connection therewith.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS; CONSTRUCTION

1.1  Definitions.
  The following terms, as used in this Agreement, shall have the following meanings:
"Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other equity interests, by contract, through membership or otherwise.
"Business Day" means any day except Saturday, Sunday and any legal holiday or a day on which banking institutions in New York City, New York generally are authorized or required by law or other governmental actions to close.
"Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, and any and all rights (other than any evidence of indebtedness), warrants or options exercisable or exchangeable for or convertible into such capital stock.
"CareFirst" means Purchaser, CareFirst of Maryland, Inc., Group Hospitalization and Medical Services, Inc., CareFirst BlueChoice, Inc., and any of their respective Subsidiaries and Affiliates.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".
"Change of Control" means such time as:
(a)            a "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on the Effective Date) has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act as in effect on the Effective Date) of more than 50% of the total voting power of Company's Voting Stock;

(b)            individuals who on the Effective Date constitute the Company Board (together with any new directors whose election by the Company Board or whose nomination by the Company Board for election by the stockholders of Company was approved by a vote of at least a majority of the members of the Company Board then in office who either were members of the Company Board on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Company Board then in office;

(c)            Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Company, other than any such transaction in which the holders of securities that represented 100% of the Voting Stock of Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction;

(d)            any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of Company and its Subsidiaries, taken as a whole, to any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act as in effect on the Effective Date); or

(e)            the adoption by Company's stockholders of a plan or proposal for the liquidation, winding up or dissolution of Company.

"Closing Price" means, with respect to any given date, the reported closing price of a share of Common Stock on the Principal Trading Market, or, if no such sale of a share of Common Stock is reported on the Principal Trading Market on such date, the fair market value of a share of Common Stock as determined by the Company Board in good faith.
"Company Board" means the Board of Directors of Company.
"Company Credit Agreement" means the Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 8, 2012, among Company, the lenders from time to time parties thereto and SunTrust Bank, as administrative agent, as amended, restated, refinanced, extended, renewed, supplemented or otherwise modified from time to time.
"Confidential Information" means, with respect to a party hereto (the "Disclosing Party"), non-public technical and business information relating to the intellectual property rights, trade secret processes or services, techniques, data, formula, inventions (whether or not patentable) or products, research and development (including research subjects, methods and results), software, costs, profit or margin information, pricing policies, confidential market information, finances, customers, distribution, sales, marketing and production and future business plans and any other information of a "confidential" nature of the Disclosing Party or any of its Affiliates, specifically including any information that is identified orally or in writing by the Disclosing Party to be confidential, provided, that Confidential Information shall not include any such information which (a) was in the public domain on the Effective Date or comes into the public domain other than through the fault or negligence of the other party hereto (the "Receiving Party") or any of its Affiliates, (b) was lawfully obtained by the Receiving Party hereto from a third party without breach of this Agreement and otherwise not in violation of the Disclosing Party's rights, (c) was known to the Receiving Party or any of its Affiliates at the time of disclosure of such Confidential Information to the Receiving Party by the Disclosing Party, provided that the Receiving Party was not, at such time, subject to any confidentiality obligation with respect thereto, or (d) was independently developed by the Receiving Party without making use of any Confidential Information.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".
"Convertible Note" means the Convertible Senior Subordinated Note of Company in an aggregate original principal amount of $20,000,000 in substantially the form of Exhibit 2.1 to be purchased and sold in accordance with Section 2.
"Encumbrance" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding, or obligation, whether written or oral, and whether or not relating in any way to credit or the borrowing of money.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, as in effect from time to time (except as provided herein).
"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.
"Governmental Entity" means any supranational, or United States or foreign national, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority.
"Laws" mean all United States and foreign national, federal, state, and local laws, statutes, ordinances, rules or regulations.
"Liabilities" means, in respect of a Person, all indebtedness, obligations, and other liabilities of such Person, whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due.
"Material Adverse Effect" means any fact, circumstance, change, event, occurrence or effect that, individually, or in the aggregate with any such other facts, circumstances, changes, events, occurrences or effects, would have, or would reasonably be expected to have, a material adverse effect on (a) the financial condition, business, properties, assets, liabilities, or results of operations of Company and its Subsidiaries, taken as a whole, or (b) the ability of Company to perform in a timely manner its obligations under this Agreement or any of the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no fact, circumstance, change, event, occurrence or effect resulting primarily from any of the following shall constitute, a Material Adverse Effect:  (A) the announcement of the execution of this Agreement or the pendency of consummation of the transactions contemplated hereby, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Company or any of its Subsidiaries with customers, suppliers, officers or employees, (B) compliance with the terms of, and taking any action required by, this Agreement, or taking or not taking any actions at the request of, or with the written consent of, Purchaser, (C) acts or omissions of Purchaser or its Affiliates after the date hereof, (D) changes in economic conditions or the capital or financial markets, whether as a whole or affecting the healthcare industry or any other industries in which Company and its Subsidiaries conduct their business in particular, so long as such conditions do not adversely affect Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which the Company or its Subsidiaries operate, (E) any adoption, repeal, other change or proposal of any applicable Law or Order or of GAAP or the interpretation thereof after the date hereof, (F) any failure by Company to meet any published (whether by Company or a third party) or internally prepared estimates of revenues, earnings or other performance measures or operating statistics, or any change in Company's credit rating or decline in the price of its Common Stock (it being understood that the foregoing shall not preclude Purchaser from asserting that the facts or occurrences giving rise to or contributing to such failure, change or decline that are not otherwise excluded from the definition of Material Adverse Effect should be taken into account in determining whether there has been a Material Adverse Effect), and (G) any act of war or terrorism or other national or international calamity, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".
"NASDAQ" means the NASDAQ Global Select Market.
 "Order" means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.
"Person" means any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.
"Principal Trading Market" means NASDAQ or, if the Common Stock is not listed on NASDAQ, the national securities exchange or other securities trading market on which the Common Stock is listed or quoted.
"Quarter" means a fiscal quarter during the Term.
"Registration Rights Agreement" means the registration rights agreement in the form of Exhibit 4 to be entered into by Purchaser and Company on the Note Closing Date.
"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, as in effect from time to time.
"Securities" means, collectively, the Convertible Note, the Conversion Shares, the Warrants, and the Warrant Shares.
"Securities Act" means the Securities Act of 1933, as amended, as in effect from time to time.
"Subsidiary" means,  with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock or of the membership interests is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.
"Trading Day" means any day on which the Common Stock is traded on the Principal Trading Market; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on the Principal Trading Market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Principal Trading Market (or if the Principal Trading Market does not designate in advance the closing time of trading thereon, then during the hour ending at 4:00 p.m., New York City time).
"Transaction Documents" means each and all of this Agreement, the Registration Rights Agreement, the Convertible Note, and the Warrants.
"Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
 "Warrants" means the Common Stock Purchase Warrant in substantially the form of Exhibit 3.2 to be issued in accordance with Section 3.
"Warrant Shares" means, with respect to any Warrant, the number of shares of Common Stock issuable upon cash exercise in full of such Warrant and, with respect to all Warrants, the aggregate total number of shares of Common Stock issuable upon cash exercise in full of all such Warrants.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

1.2  Additional Definitions.
  The following terms have the meanings set forth in the corresponding Sections of this Agreement:
Term	Section
Agreement	Preamble
Board Candidate	7.1(a)
Closing Period	2.4(a)
Commercial Agreements	Recitals
Common Stock	Recitals
Company	Preamble
Company Disclosure Schedule	4
Consents, Approvals and Filings	4.4
Conversion Price	2.4
Conversion Shares	4.2
Convertible Note	Recitals
Effective Date	Preamble
Global Notes	6.8
Indemnity Notice	11.4
Losses	11.2(a)
Nominating Committee	7.2
Note Closing	2.2
Note Closing Date	2.2
Permitted Assignee	12.4
Purchase Price	2.1
Purchaser	Preamble
Purchaser Disclosure Schedule	5
Quarterly Revenue Reports	3.1
Restricted Period	8.1
Restricted Period Termination Event	8.1
SEC	4.8(a)
SEC Documents	4.8(a)
Term	10.1
Transfer	8.1
Warrant Closing	3.7
Warrant Exercise Price	3.4
Warrant Issue Date	3.7

In addition, the following terms have the meanings set forth on Schedule 3.3:
Term
Applicable Quarterly Revenue
Black-Scholes Valuation
Cash Election Amount
Cash Settlement Amount
Company Revenue
Coverage Factor
Cumulative Quarterly Minimum
Cumulative Quarterly Revenue
Cumulative Quarterly Target
Cumulative Quarterly Warrant Cap
Direct Quarterly Revenue
Eligible Year
Gross Warrant Shares
Indirect Quarterly Revenue
Net Warrant Shares
Quarterly Revenue

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

1.3  Construction.   Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof and, if applicable, hereof.  A reference to any party hereto includes such party's permitted assignees and/or the respective successors in title to substantially the whole of such party's undertaking. All references to "Sections," "Schedules," and "Exhibits" contained in this Agreement are, unless specifically indicated otherwise, references to sections, schedules, or exhibits of or to this Agreement.  The recitals, schedules and exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the recitals, the schedules and exhibits to this Agreement.  As used in this Agreement, the following terms shall have the meanings indicated: (a) "day" means a calendar day; (b) "U.S." or "United States" means the United States of America; (c) "dollar" or "$" means lawful currency of the United States; (d) "including" or "include" means "including without limitation"; and (e) references in this Agreement to specific Laws, or succeeding Law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

2. PURCHASE AND SALE OF CONVERTIBLE NOTE

2.1  Purchase and Sale.   Upon the terms and subject to the conditions set forth herein, at the Note Closing, Company shall sell to Purchaser, and Purchaser shall purchase from Company, the Convertible Note for the purchase price of $20,000,000 (the "Purchase Price").

2.2  Closing.   The closing of the purchase and sale of the Convertible Note pursuant to Section 2.1 (the "Note Closing") shall take place remotely via exchange of documents on the first Business Day following the satisfaction or waiver of the applicable conditions set forth in Section 9 (other than those conditions that by their nature are to be satisfied at such Note Closing, but subject to the satisfaction or waiver of those conditions), provided, that the Note Closing may take place at such other place, time or date as shall be mutually agreed upon by Company and Purchaser (the date of the Note Closing, the "Note Closing Date").

2.3  Closing Deliveries.   At the Note Closing, Company shall deliver to Purchaser (a) the Convertible Note and (b) such other deliveries as are specified in Section 9.2(f). Delivery of the Convertible Note and such other deliveries shall be made against receipt by Company of (i) the Purchase Price payable for the Convertible Note, which shall be paid by Purchaser by wire transfer of immediately available funds to Company's account designated in writing to Purchaser not later than the second Business Day before the Note Closing Date, and (ii) such other deliveries as are specified in Section 9.3(c).

2.4  Calculation of Conversion Price.   The Convertible Note shall be convertible into a number of shares of Common Stock at a price per share of Common Stock (the "Conversion Price") equal to 122.5% of the following:

(a)            if the period between the Effective Date and the Note Closing Date (the "Closing Period") is ten days or less, the average Closing Price of the Common Stock for the five consecutive Trading Days ending on the second Trading Day immediately preceding the Note Closing Date, or

(b)            if the Closing Period is greater than ten days, the average of the daily volume weighted average price of the Common Stock for the period of consecutive Trading Days commencing with the Effective Date and ending on the second Trading Day immediately preceding the Note Closing Date.
The Conversion Price will be set forth in the Convertible Note when it is issued.  The Conversion Price shall be subject to adjustment, as provided in the Convertible Note, solely for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications and similar events.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

2.5  Acceptability of Proceedings at Note Closing.   All actions to be taken and all documents to be executed and delivered by Company in connection with the consummation of the transactions contemplated at the Note Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Note Closing shall be reasonably satisfactory in form and substance to Company and its counsel.  All actions to be taken and all documents to be executed and delivered by all parties hereto at the Note Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

3. REVENUE REPORTING; ISSUANCE OF WARRANTS

3.1  Quarterly Revenue Reports to Purchaser.   Within ten days following Company's filing with the SEC under the Exchange Act of its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, after the close of each Quarter during the Term beginning with the first full Quarter ending after the Note Closing Date, Company shall deliver to Purchaser a report substantially in the form of Exhibit 3.1 (a "Quarterly Revenue Report") setting forth the following information:

(i)	the Quarterly Revenue and Cumulative Quarterly Revenue with respect to such Quarter;
(ii)	a calculation of the Applicable Quarterly Revenue with respect to such Quarter;
(iii)	a determination of whether the Cumulative Quarterly Revenue is equal to or in excess of the Cumulative Quarterly Minimum and/or the Cumulative Quarterly Target with respect to such Quarter;
(iv)	a calculation of the applicable Black-Scholes Valuation;
(v)	a calculation of the number of Gross Warrant Shares and Net Warrant Shares in accordance with Section 3.3 and Schedule 3.3; and
(vi)	a calculation of the applicable Warrant Exercise Price if a Warrant is to be issued;
provided, however, that, with respect to any Quarter not in an Eligible Year, the applicable Quarterly Revenue Report shall set forth only the information described in the foregoing clause (i).
3.2  Issuance of Warrants.   Upon the terms and subject to the conditions set forth herein, if Company delivers to Purchaser a Quarterly Revenue Report that shows the Cumulative Quarterly Revenue for such Quarter is equal to or in excess of the Cumulative Quarterly Minimum, Company shall, unless Purchaser elects to receive a cash payment pursuant to Section 3.5, issue a Warrant to Purchaser at a Warrant Closing in accordance with Section 3.7.  Warrants shall be issued no more frequently than once per Quarter.

3.3  Calculation of Warrant Shares.   If the Cumulative Quarterly Revenue for any Quarter is equal to or in excess of the Cumulative Quarterly Minimum, Company shall, unless Purchaser is to receive a cash payment as a result of Purchaser's election pursuant to Section 3.5 or the occurrence of a Change of Control pursuant to Section 3.6, issue Purchaser a Warrant exercisable for the number of Net Warrant Shares determined in accordance with the formulas set forth on Schedule 3.3.  Notwithstanding the preceding sentence, (a) the aggregate number of Warrant Shares with respect to all Warrants in any single Eligible Year shall not exceed 400,000, and (b) if the number of Net Warrant Shares for any Quarter is less than 1,000 shares, no Warrant shall be issued for such Quarter and such number of Net Warrant Shares shall be carried forward and included in the calculation of Warrant Shares for the next Warrant, if any, issuable by Company hereunder.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

3.4  Calculation of Warrant Exercise Price.   A Warrant's exercise price (the "Warrant Exercise Price") shall be equal to 110% of the average Closing Price for the five consecutive Trading Days ending on the second Trading Day preceding the date on which the Company announces its quarterly earnings for the Quarter in respect of which the Warrant is issued.  The applicable Warrant Exercise Price shall be set forth in each Warrant.  The Warrant Exercise Price shall be subject to adjustment solely for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications and similar events, as provided in each Warrant.

3.5  Cash Election.   Within 15 days after Purchaser's receipt of a Quarterly Revenue Report showing that a Warrant is issuable to Purchaser, Purchaser may elect to receive in lieu of the Warrant a cash payment in the amount of the Cash Election Amount.

3.6  Cash Payment in Lieu of Warrants Following Change of Control.   In the event that a Change of Control shall occur before the issuance of any Warrant issuable to Purchaser with respect to the final Quarter in the final Eligible Year during the Term, then, within 15 days after Purchaser's receipt of a Quarterly Revenue Report showing that a Warrant is issuable to Purchaser following such Change of Control, Company may make, or Purchaser may elect to receive, a cash payment in the amount of the Cash Settlement Amount in lieu of issuing such Warrant.

3.7  Warrant Closings; Deliveries.   The closing of the issuance of each Warrant pursuant to Section 3.2 (each, a "Warrant Closing") shall take place remotely via exchange of documents on the first Business Day following the 30th day following Company's delivery to Purchaser of the applicable Quarterly Revenue Report pursuant to Section 3.2 (each date, a "Warrant Issue Date").  At each Warrant Closing, Company shall deliver the following to Purchaser:

(a)            the original Warrant dated as of the Warrant Issue Date, duly executed by an authorized officer of Company or, (i) if Purchaser has elected to receive cash in lieu of the Warrant pursuant to Section 3.5, the cash payment provided for in Section 3.5, or (ii) if a Change of Control has previously occurred, the cash payment provided for in Section 3.6;  and

(b)            a certificate signed by the Chief Financial Officer of Company certifying the following with respect to the Warrant or cash payment in lieu thereof:  (i) the calculation of the Warrant Shares or amount of the cash payment in lieu thereof; and (ii) the calculation of the Warrant Exercise Price, if applicable.

4. REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Purchaser, as of the Effective Date and as of the Note Closing Date, as set forth in this Section 4, provided that such representations and warranties are qualified by reference to the disclosure set forth in the disclosure schedule delivered by Company to Purchaser immediately before the execution of this Agreement on the Effective Date (the "Company Disclosure Schedule").  Each reference in this Section 4 to a Schedule shall be to the Company Disclosure Schedule.
4.1  Organization and Power.   Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Company is duly qualified and licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character of its assets owned or held under lease or the nature of its business makes such qualification necessary, except where the failure so to qualify or be licensed would not, individually or in the aggregate, have a Material Adverse Effect.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

4.2  Authorization.   Company has the requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and each of the other Transaction Documents to which it is a party, the issuance, sale and delivery of the Convertible Note and the Warrants by Company, the compliance by Company with each of the provisions of this Agreement and each of the other Transaction Documents to which it is a party (including the reservation and issuance of the Common Stock issuable upon conversion of the Convertible Note (the "Conversion Shares") and the reservation, issuance and sale of the Warrant Shares), and the consummation by Company of the transactions contemplated hereby and thereby (a) are within the corporate power and authority of Company (including such approval and authorization by the Company Board required under the Laws of the State of Delaware and Company's certificate of incorporation and bylaws) and (b) have been duly authorized by all necessary corporate action of Company. This Agreement has been, and each of the other Transaction Documents to which Company is a party, when executed and delivered by Company shall be, duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Purchaser of the Transaction Documents to which it is a party, this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by Company shall constitute, a valid and binding agreement of Company enforceable against Company in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

4.3  Reservation; Valid Issuance.   The Conversion Shares and the Warrant Shares have been reserved for issuance upon conversion of the Convertible Note and exercise of the Warrants and, when issued and delivered in accordance with the terms of the Convertible Note and the Warrants, respectively, shall be duly and validly issued and outstanding, fully paid and non-assessable, and not subject to the preemptive or other similar rights of the stockholders of Company.

4.4  No Conflicts; Consents and Approvals; No Violation.   Neither the execution, delivery or performance by Company of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation by Company of the transactions contemplated hereby or thereby shall (a) result in a breach or a violation of, any provision of the certificate of incorporation or bylaws of Company or of the certificate of incorporation, bylaws or other organizational documents of any of its Subsidiaries; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law or (ii) any provision of any agreement or other instrument to which Company or any of its Subsidiaries is a party or pursuant to which any of them or any of their assets or properties is subject, except for, in the case of each clause (i) and (ii), breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not constitute a Material Adverse Effect; or (c) require any consent, Order, approval or authorization of, notification or submission to, filing with, license or permit from, or exemption or waiver by, any Governmental Entity or any other Person (collectively, the "Consents, Approvals and Filings") on the part of Company or any of its Subsidiaries, except for (x) the Consents, Approvals and Filings required under the Securities Act, the Exchange Act and applicable state securities Laws, (y) the Consents, Approvals and Filings required under rules of NASDAQ, and (z) such other Consents, Approvals and Filings which the failure of Company or any of its Subsidiaries to make or obtain would not, individually or in the aggregate, constitute a Material Adverse Effect.  Company is not in violation of any term or provision of its certificate of incorporation or by-laws, and, other than any violation that would not, individually or in the aggregate, constitute a Material Adverse Effect, Company is not in violation of any material term or provision of the Company Credit Agreement or any other agreement, indebtedness, mortgage, indenture, contract, Law or Order.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

4.5  Brokers Fees.   No agent, broker, investment banker or other Person is or shall be entitled to any broker's or finder's fee or any other commission or similar fee from Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement to occur on the Note Closing Date or any Warrant Closing Date.

4.6  Capitalization.
(a)            As of the Effective Date, the authorized Capital Stock of Company consists of (i) 120,000,000 shares of Common Stock, 35,131,419 shares of which, as of the close of business on September 27, 2013, were issued and outstanding and of which no more than 2,000 additional shares (excluding any shares issued upon exercise of outstanding options) have been issued between September 27, 2013 and the Effective Date; and (ii) 5,000,000 shares of Preferred Stock, par value $.001 per share, 0 shares of which as of the Effective Date are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(b)            As of the Effective Date, except as contemplated by this Agreement, there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock of Company or any security convertible into or exchangeable or exercisable for Capital Stock of Company, (ii) no outstanding debt or equity securities of Company that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by Company of any new or additional Capital Stock of Company (or any other securities of Company which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock of Company), (iii) no agreements or commitments obligating Company to repurchase, redeem, or otherwise acquire Capital Stock or other securities of Company or its Subsidiaries, and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of Company. Company has not issued any indebtedness that is exercisable or exchangeable for or convertible into Voting Stock of Company.

(c)            Company has registered its Common Stock pursuant to Section 12(b) of the Exchange Act.  The Common Stock is currently listed on NASDAQ.

4.7  Offering; Investment Company Act.
(a)            Assuming the accuracy of the representations and warranties of Purchaser set forth in Section 5, the offer, sale, and issuance of the Securities, as contemplated hereby are or will be exempt from the registration requirements of the Securities Act and are or will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws.  Neither Company nor any Person acting on its behalf has taken any action that would cause the loss of any such exemption, registration, or qualification.

(b)            Company is not, and after giving effect to the issuance of the Convertible Note and the exercise of the Warrants and the application of the proceeds thereof will not be, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.8  SEC Documents; Financial Statements; Internal Controls and Procedures.

(a)            Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission (the "SEC") on a timely basis since January 1, 2012 (together with any documents so filed or furnished during such period and the period between the date hereof and the Note Closing Date on a voluntary basis, in each case as may have been, or between the date hereof and the Note Closing Date may be, amended, the "SEC Documents").  Each of the SEC Documents, including all SEC Documents filed or furnished after the Effective Date but prior to or on the Note Closing Date, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.  As of the date filed or furnished with the SEC, none of the SEC Documents, including all SEC Documents filed or furnished after the Effective Date but prior to or on the Note Closing Date, contained or, if not yet filed, will contain any untrue statement of a material fact or omitted, or if not yet filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

(b)             The consolidated financial statements (including all related notes and schedules) of Company included in the SEC Documents, and including all SEC Documents filed after the Effective Date but prior to or on the Note Closing Date, fairly presented, or if not yet filed, will fairly present, in all material respects the consolidated financial position of Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in stockholders' equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto) and were prepared, or if not yet filed, will be prepared, in all material respects in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto).  Since January 1, 2012, subject to any applicable grace periods, Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ, except for any such noncompliance that would not, individually or in the aggregate, constitute a Material Adverse Effect.

(c)            Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP.  Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company's principal executive officer and its principal financial officer by others in Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Except as would not, individually or in the aggregate, constitute a Material Adverse Effect, Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company's auditors and the audit committee of the Company Board (i) any material weaknesses in its internal control over financial reporting and (ii) any allegation of fraud that involves management of Company or any other employees of Company and its Subsidiaries who have a significant role in Company's internal control over financial reporting or disclosure controls and procedures.  Since January 1, 2012, neither Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or its Subsidiaries or their respective internal accounting controls.

4.9  Absence of Undisclosed Liabilities.   Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of Company and its Subsidiaries as of December 31, 2012 (or the notes thereto), (b) for Liabilities incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, (c) for Liabilities incurred under any contract or other agreement or arising under any applicable Law (other than Liabilities due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since December 31, 2012, (d) for Liabilities incurred in the ordinary course of business since December 31, 2012 and (e) for Liabilities that have been discharged or paid in full, neither Company nor any Subsidiary of Company has any Liabilities that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Company and its Subsidiaries, other than as does not constitute, individually or in the aggregate, a Material Adverse Effect.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

4.10  Absence of Certain Changes.

(a)            Since December 31, 2012, Company has conducted its business in all material respects in the ordinary course, except in connection with this Agreement and the transactions contemplated hereby.

(b)            Since December 31, 2012, there has not occurred any facts, circumstances, changes, events, occurrences or effects that, individually or in the aggregate, constitute a Material Adverse Effect.

4.11  Litigation.   Except as disclosed in the SEC Documents, there are no actions, suits, investigations, criminal prosecutions, civil investigative demands, subpoenas from any Governmental Entity, impositions of civil fines or penalties, arbitrations, administrative hearings or other proceedings or assessments pending, or, to the knowledge of Company, threatened against or affecting Company, any of Company's property, any of its Subsidiaries or any property of any of such Subsidiaries, which, if adversely determined, would, individually or in the aggregate, constitute a Material Adverse Effect. Neither Company nor any Subsidiary is subject to any Order of any court or any Governmental Entity except for Orders which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5. REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Company as of the Effective Date and as of the Note Closing Date, as set forth in this Section 5, provided that such representations and warranties are qualified by reference to the disclosure set forth in the disclosure schedule delivered by Purchaser to Company immediately before the execution of this Agreement on the Effective Date (the "Purchaser Disclosure Schedule").  Each reference in this Section 5 to a Schedule shall be to the Purchaser Disclosure Schedule.
5.1  Organization.   Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite limited liability company power and authority to carry on its business as it is now being conducted.

5.2  Authorization.   Purchaser has the requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the compliance by Purchaser with each of the provisions of this Agreement and each of the Transaction Documents to which it is a party (including the consummation by Purchaser of the transactions contemplated hereby and thereby) (a) are within the limited liability company power and authority of Purchaser and (b) have been duly authorized by all necessary limited liability company action on the part of Purchaser (including such approvals and authorizations by the Board of Directors of Purchaser required under the Maryland Limited Liability Company Act and the Articles of Organization and operating agreement of Purchaser). This Agreement has been, and each of the other Transaction Documents to which it is a party when executed and delivered by Purchaser shall be, duly and validly executed and delivered by Purchaser. Assuming due authorization, execution and delivery by Company of the Transaction Documents to which it is a party, this Agreement constitutes, and each of such other Transaction Documents when executed and delivered by Purchaser shall constitute, a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

5.3  No Conflicts; Consents and Approvals; No Violation.   Neither the execution, delivery or performance by Purchaser of this Agreement or any of the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby shall (a) result in a breach or a violation of, any provision of the articles of formation, limited liability company agreement or other organizational documents of Purchaser; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under (i) any Law, or (ii) any provision of any agreement or other instrument to which Purchaser is a party or pursuant to which Purchaser or its assets or properties is subject, except for. In the case of each clause (i) and (ii), breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which, individually or in the aggregate, would not materially adversely affect the ability of Purchaser to perform its obligations under this Agreement or any Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby; or (c) require any Consents, Approvals and Filings on the part of Purchaser, except for (x) the Consents, Approvals and Filings required under the Exchange Act and applicable state securities Laws, (y) the Consents, Approvals and Filings submitted to the District of Columbia Department of Insurance, Securities and Banking and the Maryland Insurance Administration, and (z) such other Consents, Approvals and Filings which the failure of Purchaser to make or obtain would not materially adversely affect the ability of Purchaser to perform its obligations under this Agreement or any Transaction Document to which it is a party or to consummate the transactions contemplated hereby or thereby.

5.4  Brokers or Finders.   No agent, broker, investment banker or other Person is or shall be entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with the transactions contemplated by this Agreement to occur on the Note Closing Date or any Warrant Closing date.

5.5  Securities Law Matters.

(a)                  Purchaser is acquiring the Securities for its own account, for investment and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act (it being understood that except as otherwise provided in this Agreement and the other Transaction Documents to which it is a party, Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with the Securities Act and state securities laws applicable to such disposition).

(b)                  Purchaser is an "accredited investor," as that term is as defined in Rule 501(a) of Regulation D under the Securities Act. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

(c)                  Purchaser and its advisers have been furnished with all materials relating to the business, finances and operations of Company, its Subsidiaries and materials relating to the offer and sale of the Securities which have been requested by Purchaser or its advisers. Purchaser and its advisers have been afforded the opportunity to ask questions of Company's management concerning Company and the Securities.

(d)                  Purchaser understands that except as provided in this Agreement or the Registration Rights Agreement, the sale or re-sale of the Securities has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Securities may not be offered, sold or otherwise transferred unless (i) the Securities are offered, sold or transferred pursuant to an effective registration statement under the Securities Act, or (ii) the Securities are offered, sold or transferred pursuant to an exemption from registration under the Securities Act and any applicable state securities laws.

(e)                  The principal offices of Purchaser and the offices of Purchaser in which it made its decision to purchase the Securities are located in the State of Maryland.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

5.6  Availability of Funds.   Purchaser has sufficient funds to pay the Purchase Price pursuant to Section 2.

6. COVENANTS

6.1  Public Announcements.   Company and Purchaser shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement with respect thereto without the prior consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by Law or by the rules of NASDAQ, any other national securities exchange on which Company's securities are listed or any automated quotation system on which Company's securities are quoted, provided that, to the extent time permits, such party has used all commercially reasonable efforts to consult with the other party prior thereto.

6.2  Consents, Approvals and Filings.   Subject to the terms of this Agreement, Company and Purchaser each shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, desirable or advisable to obtain and make all Consents, Approvals and Filings required to be obtained or made by Company and its Subsidiaries or Purchaser, as the case may be, in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

6.3  Further Assurances.   Except as otherwise expressly provided in this Agreement, Company and Purchaser each shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement or any Transaction Document.  If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement or any Transaction Document, each party shall use commercially reasonable efforts to cooperate in all respects with the other party, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement or any Transaction Document; provided, however, that neither Company nor Purchaser shall be required to expend any material funds in connection with such commercially reasonable efforts.

6.4  Listing.   Company shall use its commercially reasonable efforts to continue to have the Common Stock listed on NASDAQ for so long as any Securities are outstanding. Company shall prepare and submit to NASDAQ one or more forms entitled "Notification Forms: Listing of Additional Shares" (or such similar form) covering the Conversion Shares and the Warrant Shares and shall use its commercially reasonable efforts to submit such forms within the period prescribed by the applicable rules of NASDAQ.

6.5  Reservation of Common Stock.   Company at all times shall reserve and keep available, free of preemptive rights, solely for issuance and delivery upon conversion of the Convertible Note and upon exercise of the Warrants, the number of shares of Conversion Shares and Warrants Shares, as the case may be, from time to time issuable upon conversion of the Convertible Note or upon exercise of the Warrants, in each case at the time outstanding.

6.6  Integration.   Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of Company of any class if, as a result of the doctrine of "integration" referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by Company to Purchaser, or (ii) the resale of the Securities by Purchaser to any subsequent transferee) the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

6.7  Rule 144A Information.   Company agrees that, in order to render the Securities eligible for resale pursuant to Rule 144A under the Securities Act, while any of such Securities remain outstanding, Company will make available, upon request, to Purchaser or any prospective transferee of such Securities the information specified in Rule 144A(d)(4), unless Company furnishes information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

6.8  CUSIP.   Company agrees that, in order to facilitate the resale of the Securities, the Company will, promptly upon request, (a) provide one or more CUSIP numbers, as applicable, for any Securities, and/or (b) exchange the Convertible Note for one or more book-entry notes having, in the aggregate, terms and conditions substantially similar to the terms and conditions of the Convertible Note (such book-entry notes, collectively the "Global Notes"), provide for one or more CUSIP numbers, as applicable, for such Global Notes, and, as applicable, provide any trustee for the Global Notes with printed certificates for such Global Notes which are in a form eligible for deposit with the Depository Trust Company; and, in each case, Company will take all other action necessary to ensure that such Securities or such Global Notes, as applicable, are eligible for deposit with the Depository Trust Company, including providing to the Depository Trust Company a blanket Letter of Representation.

6.9  Confidential Information.

(a)            In the event the Receiving Party (including its officers, employees, counsel, accountants, partners and other authorized representatives) obtains from the Disclosing Party or any of its Affiliates any Confidential Information, the Receiving Party (i) shall treat all such Confidential Information as confidential, (ii) shall use such Confidential Information only for the purposes contemplated in this Agreement, (iii) shall protect such Confidential Information with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, and (iv) shall not disclose such Confidential Information to any third party except to such officers, employees, counsel, accountants, partners and other authorized representatives of the Receiving Party or its Affiliates who need to know such Confidential Information for the purpose of effectuating the transactions contemplated by this Agreement and who have been informed of and have agreed to protect the confidential nature of such Confidential Information (and the Receiving Party shall be responsible for compliance with this Section 6.9 by such officers, employees, counsel, accountants, partners and other authorized representatives).

(b)            Upon the request of a party hereto at any time, the other party shall (i) return to the requesting party or destroy all documents (including any copies thereof) embodying the Confidential Information and (ii) certify in writing to the requesting party, within ten days following such request, that all such Confidential Information has been returned or destroyed.

6.10  Notification of Certain Matters.   Each party shall give prompt notice to the other party of, and shall use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time after the Effective Date  but on or prior to the Note Closing Date and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available under this Agreement to any party receiving such notice.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

6.11  Standstill.   Purchaser agrees that, during the term of this Agreement, unless specifically invited in writing by Company, neither Purchaser nor any of its affiliates or its representatives will in any manner, directly or indirectly, (a) effect or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist, or encourage any other Person (including, without limitation, any holder of securities or other interests in Company, or any of its Subsidiaries or any successor entity) to effect or seek, offer, or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any interest (including, without limitation, any beneficial, indirect or derivative interest) in any securities, indebtedness, businesses, or assets of Company or any of its Subsidiaries (other than as expressly permitted by this Agreement), (ii) any tender or exchange offer, merger, or other business combination involving Company or any of its Subsidiaries, (iii) any recapitalization, restructuring, reorganization, liquidation, dissolution, or other extraordinary transaction with respect to Company, or any of its Subsidiaries, (iv) any plan of reorganization with respect to Company, or any of its Subsidiaries, or (v) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote or seek to advise or influence any person in respect of any voting securities of Company; (b) otherwise act, alone or in concert with others including, without limitation, any holder of securities or other interests in Company, or any of its Subsidiaries (including by providing financing for another party), to seek to control, advise, change or influence, in any manner, the management, board of directors, governing instruments, policies, or affairs of Company, or to take any of the foregoing actions (other than as expressly permitted by this Agreement); (c) form, join, or in any way participate in a "group" (as defined under the Exchange Act) in connection with any of the foregoing actions; (d) make any public disclosure, or take any action which would reasonably be expected to require Company to make a public announcement, regarding any of the foregoing; (e) disclose any intention, plan or arrangement inconsistent with the foregoing; or (f) enter into any discussions or arrangements with any third party (including, without limitation, any holder of securities or other interests in Company, or any of its Subsidiaries) with respect to any of the foregoing.  Purchaser also agrees not to, and to cause its Affiliates and (acting on its behalf) its representatives not to, seek or request permission to do any of the foregoing or request that Company (including any director, officer or employee thereof) or any of its representatives amend, waive or terminate any provision of this Section 6.11 (including this sentence).  The foregoing is not intended to preclude ordinary course discussions between management of the parties regarding potential commercial transactions not relating to the matters contemplated by clauses (a)(i) through (v) above.  Notwithstanding the foregoing, however, in the event that a third party (x) "commences a tender offer" (within the meaning of Rule 14d-2 under the Exchange Act) for at least 50% of the outstanding capital stock of Company or (y) enters into an agreement with Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 20% of the outstanding capital stock of Company, any sale by Purchaser of the Securities to such third party in connection with any such transaction shall not constitute a violation of this Section 6.11; provided, however, that the other restrictions set forth in this Section 6.11 shall remain in force.

7. COMPANY BOARD OF DIRECTORS

7.1  Board Candidate.

(a)            Upon Company's delivery of a Quarterly Revenue Report showing Quarterly Revenue greater than or equal to $25,000,000, Purchaser shall be entitled to submit an individual (such person, the "Board Candidate") for consideration as a candidate for appointment or nomination for election to the Company Board in accordance with this Section 7.  Purchaser's submission of the Board Candidate shall be in writing, and Purchaser shall provide such information about the Board Candidate as Company reasonably requests consistent with its customary director candidacy review process, including all information relating to such Board Candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and including such Board Candidate's written consent to serve as a director if appointed or elected and such Board Candidate's agreement, enforceable by and in a form acceptable to Company, to resign timely from the Company Board if requested by Purchaser at the direction of Company pursuant to Section 7.1(c).  Subject to the other provisions of this Section 7, Company shall cause the Nominating and Corporate Governance Committee of the Company Board (the "Nominating Committee") to review and consider the Board Candidate and, if such Board Candidate is approved by the Nominating Committee in its reasonable discretion in accordance with Company's director candidacy review process, to recommend the Board Candidate to the Company Board for service on the Company Board.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

(b)            If the Board Candidate is approved for service on the Company Board by the Nominating Committee and the Company Board pursuant to Section 7.2 four or more months before Company's next scheduled annual meeting of stockholders, the Company Board shall appoint the Board Candidate to the Company Board for service until that annual meeting.  The Board Candidate shall subsequently be subject to the normal Company Board and Nominating Committee process for nomination for election (and re-election) at that annual meeting and for each annual meeting thereafter so long as Purchaser is entitled to submit an individual for appointment or nomination for election to the Company Board.  If the Board Candidate is approved for service on the Company Board by the Nominating Committee and the Company Board pursuant to Section 7.2 less than four months before the next annual meeting, the Board Candidate shall be nominated for election at that annual meeting to the extent the Nominating Committee and the Company Board's approval occurs by a date that would permit the Board Candidate to be included in Company's proxy statement, and otherwise will be appointed to the Company Board after that annual meeting and then be subject to the normal Nominating Committee and Company Board process for nomination for election at the subsequent annual meeting.

(c)            If at any time while the Board Candidate serves on the Company Board Quarterly Revenue for any Quarter falls below $25,000,000, then Purchaser shall, upon 15 days' prior written notice from Company, cause the Board Candidate to resign from the Company Board.

(d)            If the Board Candidate is appointed or elected to the Company Board, Company agrees to enter into an indemnification agreement with the Board Candidate substantially similar in form to the Company's form of Indemnification Agreement with its directors that is filed with the SEC, which agreement shall be effective as of the Board Candidate's appointment or election to the Company Board.

(e)            For so long as any Board Candidate serves on the Company Board, Purchaser shall, and shall cause any of its Affiliates to, vote all shares of Common Stock or other securities of the Company it holds that are entitled to vote on matters put to a vote of Company's securityholders for approval at any meeting, or in connection with any written consent of securityholders in lieu of a meeting, (i) with respect to elections of members of the Company Board, for the Company Board's nominees to the Company Board, and (ii) with respect to all other matters to be voted on by the Company's securityholders, either, in the sole discretion of Purchaser, (x) in accordance with the recommendation of the Company Board or (y) in proportion to the votes cast with respect to the Common Stock or other voting securities of Company not owned by Purchaser or its Affiliates, in each case, with respect to any such matters unless the Board Candidate has voted against such proposal in his capacity as a member of the Company Board.

7.2  Eligible Individuals.   The Board Candidate shall be subject to Company's standard director candidacy review process as described in the SEC Documents and as conducted by the Nominating Committee and the Company Board.  If for any reason, the Nominating Committee or the Company Board determines, in its reasonable discretion, that the individual proposed by Purchaser to be the Board Candidate is not suitable for service on the Company Board in accordance with such review process, Purchaser shall be entitled to propose another individual to be the Board Candidate, subject to the review, appointment and nomination process provided for in this Section 7.  Notwithstanding the foregoing, Company shall not require the Board Candidate to be an independent director within the meaning of the rules and regulations of NASDAQ or of the charter of the Nominating Committee or of any Company policy.  Company and Purchaser acknowledge and agree that any senior executive of Purchaser submitted by Purchaser as the Board Candidate shall not be determined by the Nominating Committee or the Company Board to be unsuitable for service on the Company Board on account of the Board Candidate's status as an employee or officer of Purchaser or any of its Affiliates.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

7.3  Vacancies.   In the event that the Board Candidate ceases to serve as a member of the Company Board during such individual's term of office for any reason, and at such time Purchaser has the right to submit a Board Candidate, Purchaser shall have the right to submit a replacement Board Candidate subject to the review, appointment and nomination process provided for in this Section 7.

8. RESTRICTIONS ON TRANSFER

8.1  Restrictions on Transfer.   Purchaser shall not sell, lease, assign or otherwise transfer (voluntarily or by entering into a transaction resulting in a transfer by operation of law) ("Transfer") any of the Securities during the period beginning on the Note Closing Date and ending on the first anniversary of the Note Closing Date ("Restricted Period"); provided, however, that, during such period, Purchaser may Transfer any of the Securities to an Affiliate of Purchaser as long as such Affiliate agrees with Company to be subject to the obligations of Purchaser pursuant to Sections 6.11 and 7.1(e) and this Section 8; and provided, further, that upon the occurrence of a Change of Control prior to the first anniversary of the Note Closing Date (a "Restricted Period Termination Event"), the Restricted Period shall terminate upon the date of such Restricted Period Termination Event.  Any permitted Transfer of the Securities to an Affiliate of Purchaser pursuant to this Section 8.1 shall not release Purchaser from any of its obligations under this Agreement.

8.2  Compliance with Laws.   Purchaser shall, and shall ensure that its Affiliates shall, observe and comply with the Securities Act and the Exchange Act and the regulations promulgated thereunder and all other requirements of applicable Law in connection with any permitted Transfer of the Securities, including all requirements of applicable Law relating to the use of insider information or the trading of securities while in the possession of nonpublic information.

9. CONDITIONS TO NOTE CLOSING

9.1  Conditions to Obligations of Purchaser and Company at the Note Closing.   The obligations of Purchaser and Company to consummate the transactions contemplated hereby to be consummated at the Note Closing are subject to the satisfaction or waiver at or prior to the Note Closing Date of each of the following conditions:

(a)            no preliminary or permanent injunction or other Order by any Governmental Entity which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction or Order lifted);

(b)            any Consents, Filings and Approvals that are necessary for the consummation of the transactions contemplated by this Agreement shall have been made or obtained except where (i) Company's failure to make or obtain such Consents, Filings and Approvals would not, individually or in the aggregate, constitute a Material Adverse Effect or (ii) Purchaser's failure to obtain such Consents, Filings and Approvals would not have a material adverse effect on Purchaser's ability to perform its obligations under this Agreement; and

(c)            no suit, claim, investigation, action or other proceeding shall be pending or, to the knowledge of Company or Purchaser, respectively, threatened against Purchaser or Company or any Subsidiary before any Governmental Entity which reasonably could be expected to result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

9.2  Additional Conditions to Obligations of Purchaser at the Note Closing.   The obligations of Purchaser to consummate the transactions contemplated hereby to be consummated at the Note Closing shall be subject to the satisfaction or waiver at or prior to the Note Closing Date of each of the following additional conditions:

(a)            the representations and warranties of Company contained in this Agreement shall have been true and correct in all material respects at and as of the date they were made, and shall be true and correct in all material respects at and as of the Note Closing Date (unless any such representations and warranties are stated to be made as of a date other than the Effective Date, in which case they shall have been true and correct in all material respects as of that date);

(b)            Company shall have performed, in all material respects, all of its obligations contemplated herein to be performed by Company on or prior to the Note Closing Date;

(c)            from the Effective Date through the Note Closing Date, there shall not have occurred, and be continuing, a Material Adverse Effect;

(d)            the Conversion Shares and the Warrant Shares shall have been duly authorized and reserved for issuance and shall have been listed on NASDAQ, subject only to notice of issuance;

(e)            the trading of the Common Stock shall not have been suspended by the SEC or NASDAQ; and

(f)            Company shall have delivered the following to Purchaser:

(i)	an officer's certificate certifying as to Company's compliance with the conditions set forth in clauses (a) through (e) of this Section 9.2;
(ii)	the Convertible Note, duly executed by a duly authorized officer of Company;
(iii)	a counterpart of the Registration Rights Agreement, executed by a duly authorized officer of Company; and
(iv)	such other documents as may be required by this Agreement or reasonably requested by Purchaser.
9.3  Additional Conditions to Obligations of Company at the Note Closing.   The obligations of Company to consummate the transactions contemplated hereby to be consummated at the Note Closing shall be subject to the satisfaction or waiver at or prior to the Note Closing Date of each of the following additional conditions:

(a)            the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects at and as of the date they were made, and shall be true and correct in all material respects at and as of the Note Closing Date (unless any such representations and warranties are stated to be made as of a date other than the Effective Date, in which case they shall have been true and correct in all material respects as of that date);

(b)            Purchaser shall have performed, in all material respects, all of its obligations contemplated herein to be performed by Purchaser on or prior to the Note Closing Date; and

(c)            Purchaser shall have delivered the following to Company:

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

(i)	an officer's certificate certifying as to Purchaser's compliance with the conditions set forth in clauses (a) and (b) of this Section 9.3;
(ii)	the purchase price payable for the Convertible Note;
(iii)	a counterpart of the Registration Rights Agreement, executed by a duly authorized officer of Purchaser; and
(iv)	such other documents as may be required by this Agreement or reasonably requested by Company.
10. TERMINATION

10.1  Term.   The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the earlier of (i) December 31, 2017 or (ii) the first date on which no Commercial Agreement is in effect.

10.2  Termination.
  This Agreement may be terminated:
(a)            at any time by mutual written agreement of Company and Purchaser;

(b)            at any time by Company in the event of a material breach by Purchaser of any representation, warranty, or covenant set forth in this Agreement, which breach is not cured within 30 days after receipt of written notice thereof by Purchaser from Company;

(c)            at any time by Purchaser in the event of a material breach by Company of any representation, warranty, or covenant set forth in this Agreement, which breach is not cured within 30 days after receipt of written notice thereof by Company from Purchaser; and

(d)            by Purchaser or Company if the Note Closing does not occur on or before December 31, 2013, provided that the party seeking to terminate this Agreement pursuant to this Section 10.2(d) shall not have breached in any material respect its representations, warranties or covenants set forth in this Agreement.

10.3  Effect of Termination.   If this Agreement is terminated by either Company or Purchaser pursuant to the provisions of Section 10.2, this Agreement shall forthwith become void and there shall be no further obligations on the part of Company or Purchaser or their respective stockholders, directors, officers, employees, agents or representatives, except for rights and obligations that had accrued hereunder prior to such termination and the provisions of Sections 6.1 (Public Announcements), 6.7 (Rule 144A Information), 6.8 (CUSIP), 6.9 (Confidential Information), 11 (Survival; Indemnification) and 12 (Miscellaneous), which shall survive any termination of this Agreement; provided, however, that nothing in this Section 10.3 shall relieve either party from liability for any breach of any representation, warranty, covenant, or agreement under this Agreement prior to such termination or for any willful breach of this Agreement.

10.4  Extensions; Waiver.   At any time prior to the applicable compliance time, each party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

11. SURVIVAL; INDEMNIFICATION

11.1  Survival of Representations and Warranties.   All representations and warranties set forth in this Agreement shall survive the transactions contemplated by this Agreement to be consummated at the Note Closing (regardless of any investigation, inquiry, or examination made by any party or on its behalf or any knowledge of any party or the acceptance by any party of any certificate or opinion) only for a period of 18 months following the Note Closing Date.

11.2  Indemnification.

(a)            Company shall indemnify and hold harmless Purchaser, its Affiliates, and their respective directors and officers, and each Person, if any, who controls Purchaser or any of its Affiliates (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, liabilities and expenses  (including reasonable attorneys' and accountants' fees, disbursements and expenses, as incurred) (collectively, "Losses") incurred by such Person entitled to indemnification hereunder arising out of or based upon any breach of a representation or warranty or breach of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, provided, however, that the foregoing obligation of Company to indemnify and hold harmless Purchaser shall not apply with respect to any matters arising out of or relating to the Commercial Agreements.

(b)            Purchaser shall indemnify and hold harmless Company, its directors and officers, and each Person, if any, who controls Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all Losses incurred by such Person entitled to indemnification hereunder arising out of or based upon any breach of a representation or warranty or breach of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, provided, however, that the foregoing obligation of Purchaser to indemnify and hold harmless Company shall not apply with respect to any matters arising out of or relating to the Commercial Agreements.

11.3  Method of Asserting Indemnification for Third Party Claims.  Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party after the receipt by such indemnified party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such indemnified party may claim indemnification pursuant to this Agreement, provided that failure to give such notification shall not affect the obligations of the indemnifying party pursuant to this Section 11 except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation, unless in the reasonable judgment of any indemnified party, based on the written opinion of counsel, a conflict of interest is likely to exist between the indemnifying party and such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall not be liable for the fees and expenses of more than one counsel for all indemnified parties selected by such parties (which selection shall be reasonably satisfactory to the indemnifying party), in each case in connection with any one action or separate but similar or related actions. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, based on the written opinion of counsel, a conflict of interest is likely to exist between the indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel. No indemnifying party, in defense of any such action, suit, proceeding or investigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such action, suit, proceeding or investigation to the extent such liability is covered by the indemnity obligations set forth in this Section 11.2. No indemnified party shall consent to entry of any judgment or entry into any settlement without the consent of each indemnifying party.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

11.4  Method of Asserting Indemnification for Other Claims.   In the event any indemnified party should have a claim under Section 11.2 against the indemnifying party that does not involve a third party claim, the indemnified party shall deliver a written notification of a claim for indemnity under Section 11.2 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the indemnifying party. The failure by any indemnified party to give the Indemnity Notice shall not impair such party's rights under Section 11.2 except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party notifies the indemnified party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the indemnified party within 45 calendar days after receipt of the Indemnity Notice whether the indemnifying party disputes the claim or the amount of the claim described in the Indemnity Notice, the Losses in the amount specified in the Indemnity Notice shall be conclusively deemed a liability of the indemnifying party under Section 11.2 and the indemnifying party shall pay the amount of such Losses to the indemnified party on demand.

11.5  Limitations on Indemnification.   Neither Company nor Purchaser shall have any obligation under this Section 11 to indemnify any Person for lost profits or for incidental, punitive or exemplary damages.  The indemnification provided in this Section 11 shall be the sole and exclusive remedy for monetary damages available to Company and Purchaser for matters for which indemnification is provided under this Section 11.

12. MISCELLANEOUS

12.1  Fees and Expenses.   Each party shall pay its owns expenses incurred in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

12.2  Independent Contractors.   Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the parties.

12.3  Specific Enforcement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific intent or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled by law or equity.

12.4  Successors and Assigns.   This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Purchaser may, without obtaining the prior written consent of Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Purchaser; provided further, however, that no such assignment, delegation or transfer to an Affiliate of Purchaser will release Purchaser from any of its obligations hereunder.  Company shall execute such acknowledgements of such assignments in such form as Purchaser may from time to time reasonably request.  Any attempted assignment, delegation, or transfer in violation of this Section 12.4 shall be void and of no force or effect.

12.5  Entire Agreement.   This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and supersede all prior agreements or understandings between the parties with regard to the subjects hereof and thereof, including the Agreement, dated September 18, 2012, between Company and Purchaser.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

12.6  Notices.   All notices, demands, requests, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  Such notices, demands, requests, consents and other communications shall be sent to the following Persons at the following addresses:

(i)            if to Company, to:

Healthways, Inc.
701 Cool Springs Blvd.
Franklin, TN  37067
Attention: General Counsel
Fax: 615-778-0486
Email:  Mary.Flipse@healthways.com

(ii)            if to Purchaser, to:

CareFirst Holdings, LLC
1501 Clinton Street
Baltimore, Maryland 21224
Attention: Executive Vice President, General Counsel and Corporate Secretary
Fax: 410-505-6654
Email:  Meryl.Burgin@CareFirst.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices, demands, requests, consents or other communications required or desired to be delivered to any permitted transferee of Purchaser having rights or obligations pursuant to this Agreement shall be addressed to such Person at the address and/or to the attention of such person as such Person shall designate by written notice to Company.

12.7  Time Periods; Business Days.   Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days excluding the day on which the counting is initiated and including the final day of the period; provided, however, that if the last day for taking such action falls on a day which is not a Business Day, the period during which such action may be taken shall automatically be extended to the Business Day immediately following such day.

12.8  Amendments.   This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by Purchaser and Company.

12.9  Waiver.   The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise.  No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof.  No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver.  No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach, either of similar or different nature, unless expressly so stated in such writing.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

12.10  Descriptive Headings; No Strict Construction.   The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intention of the parties hereto with respect to this Agreement.

12.11  Governing Law.   This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.12  Exclusive Jurisdiction; Venue.   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.12, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 12.6.

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

12.13  Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 12.13.

12.14  Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

12.15  Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.  Counterparts may be delivered by electronic transmission, including via facsimile or electronic mail (including pdf), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[signature page follows]

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.
COMPANY:

Healthways, Inc.

By:            /s/ Alfred Lumsdaine
Name:    Alfred Lumsdaine
Title:	Executive Vice President, Chief Financial Officer

PURCHASER:

CareFirst Holdings, LLC

By:            /s/ C. E. Burrell
Name:  C. E. Burrell
Title:	President & CEO

[Signature Page to Investment Agreement]

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

EXHIBIT 2.1
FORM OF CONVERTIBLE NOTE
[See Exhibit 10.2 to this Current Report on Form 8-K.]

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

EXHIBIT 3.1
FORM OF QUARTERLY REVENUE REPORT
TO:                  CareFirst Holdings, LLC ("Purchaser")

FROM:                  Healthways, Inc. ("Company")

DATE:                  [______]

RE:                  Quarterly Revenue Report with respect to the quarter ended [______] (the "Quarter")

This Quarterly Revenue Report (this "Report") is being delivered pursuant to Section 3.1 of the Investment Agreement, dated as of October 1, 2013, between Company and Purchaser (the "Agreement").  Initially capitalized terms not defined herein shall have the respective meanings assigned to them in the Agreement.

The undersigned authorized officer of Company certifies that, with respect to the Quarter:1

(i)	the Quarterly Revenue is $[______], which consists of $[______] of Direct Quarterly Revenue and $[______] of Indirect Quarterly Revenue.
(ii)	the Cumulative Quarterly Revenue is $[______], the Cumulative Quarterly Minimum is $[______], and the Cumulative Quarterly Target is $[______].
(iii)	the Cumulative Quarterly Revenue [is] [is not] equal to or in excess of the Cumulative Quarterly Minimum.
(iv)	the Cumulative Quarterly Revenue [is] [is not] equal to or in excess of the Cumulative Quarterly Target.
(v)	if a Warrant is to be issued, the Warrant Exercise Price would be $[______], which is equal to 110% of the average of the Closing Prices set forth on the following chart:
Date	Closing Price

(vi)	the Black-Scholes Valuation is $[______], which was calculated as follows: [___________________].

1 NOTE:  With respect to any Quarter not in an Eligible Year, this Report should include only the information described in clause (i).

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

(vii)	the number of Gross Warrant Shares is [______], which was calculated as follows: [___________________].
(viii)	the number of Net Warrant Shares is [______], which was calculated as follows: [___________________].
(ix)
[a Warrant is issuable to Purchaser exercisable for [______] shares of Company's Common Stock with a Warrant Exercise Price equal to [______].] [[a Warrant is not issuable to Purchaser because [___________________]].

Healthways, Inc.

By:
Name:
Title:

2

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

EXHIBIT 3.2
FORM OF WARRANT
[See Exhibit 10.3 to this Current Report on Form 8-K.]

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

EXHIBIT 4
FORM OF REGISTRATION RIGHTS AGREEMENT
[See Exhibit 10.4 to this Current Report on Form 8-K.]

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

SCHEDULE 3.3

CALCULATION OF WARRANT SHARES
Eligible Year	Quarter	Cumulative Quarterly Target (in millions)	Cumulative Quarterly Minimum (in millions)	Cumulative Quarterly Warrant Cap (no. of shares)
Year 1 (10/1/2013 – 9/30/2014)	Q1	$ [***]	$ [***]	200,000
	Q2	$ [***]	$ [***]	200,000
	Q3	$ [***]	$ [***]	300,000
	Q4	$ [***]	$ [***]	400,000
Year 2 (10/1/2014 – 9/30/2015)	Q1	$ [***]	$ [***]	200,000
	Q2	$ [***]	$ [***]	200,000
	Q3	$ [***]	$ [***]	300,000
	Q4	$ [***]	$ [***]	400,000
Year 3 (10/1/2015 – 9/30/2016)	Q1	$ [***]	$ [***]	200,000
	Q2	$ [***]	$ [***]	200,000
	Q3	$ [***]	$ [***]	300,000
	Q4	$ [***]	$ [***]	400,000
Year 4 (10/1/2016 – 9/30/2017)	Q1	$ [***]	$ [***]	200,000
	Q2	$ [***]	$ [***]	200,000
	Q3	$ [***]	$ [***]	300,000
	Q4	$ [***]	$ [***]	400,000
NOTE: Section references in this Schedule 3.3 are to sections of the Investment Agreement to which this Schedule 3.3 is attached.  Initially capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Investment Agreement.
* * * * *
DEFINITIONS:
"Applicable Quarterly Revenue" means (a) zero if the Cumulative Quarterly Minimum for the applicable Quarter has not been achieved or (b) the Cumulative Quarterly Revenue for the applicable Quarter if the Cumulative Quarterly Minimum for such Quarter has been achieved.
"Black-Scholes Valuation" means the value per share calculated for each Warrant based on the Black and Scholes Option Pricing Model using (a) a price per share of Common Stock equal to the applicable Warrant Exercise Price, (b) a duration equal to the five-year Warrant term or such lesser term as Company may determine in its sole discretion (the "Expected Duration"), (c) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the Expected Duration and (d) an assumed volatility equal to the volatility value used by Company in accounting for the expense associated with such Warrant in Company's financial statements prepared in accordance with GAAP, provided that such volatility value shall in no event be greater than the historical volatility of Company's Common Stock during the period preceding the date of the calculation that is equal to the Expected Duration.
"Cash Election Amount" means the product of (a) the number of Net Warrant Shares that would be covered by the applicable Warrant if it were to be issued, times (b) the Black-Scholes Valuation for the applicable Warrant if it were to be issued.
"Cash Settlement Amount" for each Quarter in an Eligible Year after the occurrence of a Change of Control (including any Quarter during which such Change of Control occurs) means the lesser of (a) the product of (i) the Quarterly Revenue for such Quarter, times (ii) the Coverage Factor for such Quarter or (b) the value of such cash, securities or other property as would have been issued or payable in connection with such Change of Control in respect of a Warrant representing Warrant Shares in an amount equal to the Cumulative Quarterly Warrant Cap for such Quarter.
"Company Revenue" means, with respect to any period, the total amount of gross revenues of Company and its Affiliates recognized by Company in accordance with GAAP, consistently applied, for such period as reported in Company's consolidated financial statements set forth in the applicable Company Report with respect to such period.
"Coverage Factor" means 0.8%, except for any Quarter in which the Cumulative Quarterly Target for such Quarter has been met or exceeded, in which case the Coverage Factor shall be 2.75%.
"Cumulative Quarterly Minimum" means, with respect to a Quarter in an Eligible Year, the revenue amount set forth in the table above under the heading "Cumulative Quarterly Minimum" corresponding to such Quarter.
"Cumulative Quarterly Revenue" means, with respect to a Quarter in an Eligible Year, the sum of the Quarterly Revenue for all completed Quarters in the then current Eligible Year through and including such Quarter.
"Cumulative Quarterly Target" means, with respect to a Quarter in an Eligible Year, the revenue amount set forth in the table above under the heading "Cumulative Quarterly Target" corresponding to such Quarter.
"Cumulative Quarterly Warrant Cap" means, with respect to a Quarter in an Eligible Year, the amount set forth in the table above under the heading "Cumulative Quarterly Warrant Cap" corresponding to such Quarter.

"Direct Quarterly Revenue" means, with respect to any Quarter, all Company Revenue directly from CareFirst under the Commercial Agreements or otherwise, in each case, that is recognized by Company in accordance with GAAP, consistently applied, with respect to such Quarter.
"Eligible Year" means any of the four 12-month periods beginning on October 1 of each of 2013, 2014, 2015 and 2016.  Such four 12-month periods are designated herein as Eligible Year 1, Eligible Year 2, Eligible Year 3 and Eligible Year 4, respectively.  For example, Eligible Year 1 is the 12-month period beginning on October 1, 2013 and ending on September 30, 2014.
"Indirect Quarterly Revenue" means, with respect to any Quarter, all Company Revenue for such Quarter that is recognized by Company in accordance with GAAP, consistently applied, in respect of new business to Company from third parties (each, a "Customer") as a result of an introduction or referral (each, an "Introduction") to Company or any of its Subsidiaries by CareFirst.  For clarity, an "Introduction" includes:
(a)	the inclusion of Company in a CareFirst response to a Request for Proposal ("RFP") in the CareFirst service area (even if CareFirst itself is not selected),
(b)
Company's provision of services in support of CareFirst's Patient-Centered Medical Home Program ("PCMH") whether within the CareFirst service area or in conjunction with a CareFirst PCMH licensee outside the CareFirst service area, or

(c)
a high level Introduction to a CareFirst customer with whom Company did not have a prior business relationship.  In an effort to avoid disputes over whether such an Introduction or referral resulted in Indirect Quarterly Revenue, the parties shall endeavor to adhere to the following process, which shall be indicative but not dispositive as to whether an Introduction resulted in Indirect Quarterly Revenue: (i) Purchaser shall provide to Company, from time to time no less frequently than once every Quarter, a list of such potential Customers to which Purchaser proposes to make such Introductions; (ii) Purchaser and Company shall then work in good faith to finalize a mutually agreed list of such prospective Customers to which Purchaser shall make such Introductions, along with the proposed schedule for doing so; provided that neither party shall unreasonably object to the inclusion of any prospective Customer in such agreed list; and (iii) Purchaser shall keep Company reasonably informed on the outcome of each such attempted Introduction.  If the Introduction does not result in a legally binding agreement between Company or any of its Subsidiaries and the applicable Customer within 24 months following such Introduction, it will be presumed not to have resulted in Indirect Quarterly Revenue.

The intent of including Indirect Quarterly Revenue in Quarterly Revenue is to provide Purchaser an incentive to refer new business to Company.  Accordingly, Company Revenue from any third party with which, prior to an Introduction, Company already had an on-going business relationship shall not be included in Indirect Quarterly Revenue unless it relates to an RFP or PCMH as described above or unless it is clear that the new revenue would not have been received but for the CareFirst Introduction.
"Quarterly Revenue" means, with respect to any Quarter, the sum of Direct Quarterly Revenue plus Indirect Quarterly Revenue for such Quarter.  Quarterly Revenue shall be calculated and reported with respect to each Quarter in an Eligible Year in accordance with Section 3.1.
FORMULAS:
The number of "Net Warrant Shares" is calculated as follows:
NWS = A – PW
Where:                  NWS            =    the number of "Net Warrant Shares"
A	=the lesser of the number of Gross Warrant Shares for such Quarter (determined in accordance with the formula below) or the Cumulative Quarterly Warrant Cap for such Quarter
PW	=the aggregate total Warrant Shares under Warrants issued with respect to prior Quarters in the same Eligible Year;

provided, however, that if PW is greater than A, the number of Net Warrant Shares shall be deemed to be zero.
The number of "Gross Warrant Shares" is calculated as follows:
GWS = (AAR * CF)/BSV
Where:                  GWS            =    the number of "Gross Warrant Shares"
AAR	=the Applicable Quarterly Revenue for such Quarter
CF	=the Coverage Factor for such Quarter
BSV	=the Black-Scholes Valuation
[Sample scenario follows]

A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN SUBMITTED WITH RESPECT TO PORTIONS OF THIS DOCUMENT THAT ARE MARKED "[***]".

NOTE:  The revenue numbers in the sample scenario below are for illustration purposes only and are designed to show how different elements of the Warrant formula work.  It is highly unlikely that actual Quarterly Revenue will follow the pattern in the sample scenario below.  Solely for purposes of the sample scenario below, the Black-Scholes Valuation for each the four Eligible Years were assumed to be  $[***], $[***], $[***], and $[***], respectively.  As provided above, the actual Black-Scholes Valuation will be determined for each Warrant at the time of issuance.
SAMPLE SCENARIO (dollar amounts are in millions):
Fiscal Quarter		Quarterly Revenue	Cumulative Quarterly Revenue	Applicable Quarterly Revenue	Coverage Factor (1)	Cumulative Quarterly Warrant Cap	Warrant Shares		Cash Election Amount	Notes
							Gross	Net
Year 1 (10/1/13 - 9/30/14)	Q1	$ [***]	$ [***]	$ [***]		200,000				(2)
	Q2	$ [***]	$ [***]	$ [***]	2.75%	200,000	55,823	55,823	$ [***]
	Q3	$ [***]	$ [***]	$ [***]	2.75%	300,000	79,327	23,504	$ [***]
	Q4	$ [***]	$ [***]	$ [***]	2.75%	400,000	126,335	47,008	$ [***]
								126,335	$ [***]

Year 2 (10/1/14 - 9/30/15)	Q1	$ [***]	$ [***]	$ [***]		200,000				(2)
	Q2	$ [***]	$ [***]	$ [***]	0.80%	200,000	15,938	15,938	$ [***]
	Q3	$ [***]	$ [***]	$ [***]	0.80%	300,000	24,879	8,941	$ [***]
	Q4	$ [***]	$ [***]	$ [***]	0.80%	400,000	34,985	10,106	$ [***]
								34,985	$ [***]

Year 3 (10/1/15 - 9/30/16)	Q1	$ [***]	$ [***]	$ [***]	0.80%	200,000	9,894	9,894	$ [***]
	Q2	$ [***]	$ [***]	$ [***]	0.80%	200,000	22,615	12,721	$ [***]
	Q3	$ [***]	$ [***]	$ [***]	0.80%	300,000	38,869	16,254	$ [***]
	Q4	$ [***]	$ [***]	$ [***]	2.75%	400,000	191,917	153,048	$ [***]
								191,917	$ [***]

Year 4 (10/1/16 - 9/30/17)	Q1	$ [***]	$ [***]	$ [***]	2.75%	200,000	59,639	59,639	$ [***]
	Q2	$ [***]	$ [***]	$ [***]	0.80%	200,000	32,771		$ -	(3)
	Q3	$ [***]	$ [***]	$ [***]	2.75%	300,000	300,402	240,361	$ [***]	(4)
	Q4	$ [***]	$ [***]	$ [***]	2.75%	400,000	410,843	100,000	$ [***]	(4)
								400,000	$ [***]

NOTES TO SAMPLE SCENARIO:

(1)	If the Cumulative Quarterly Target for a Quarter is met, the Coverage Factor of 2.75% applies. If the Cumulative Quarterly Target for a Quarter is not met, the Coverage Factor of 0.8% applies.
(2)	Neither the Cumulative Quarterly Target nor the Cumulative Quarterly Minimum for this Quarter is met, and thus no Warrant is issued.
(3)
Because the number of Gross Warrant Shares for this Quarter is not more than the number of Warrant Shares previously issued in the current Eligible Year, the number of Net Warrant Shares for such Quarter is deemed to be zero under the formula for calculating the number of Net Warrant Shares.

(4)
For this Quarter, the calculation of Net Warrant Shares uses the Cumulative Quarterly Warrant Cap (instead of the larger number of Gross Warrant Shares) and subtracts from it the number of Warrant Shares previously issued in the current Eligible Year.